Exhibit 99.1

NEWS RELEASE

Contact: Jim Ryan

(973) 541-3766

David J. Linton Resigns as President of Curtiss-Wright’s Flow Control Segment

PARSIPPANY, N.J. – May 10, 2013 – Curtiss-Wright Corporation (NYSE: CW) announced today that David J. Linton has resigned as President of its Flow Control segment, effective May 6, 2013, in order to pursue other opportunities. By mutual agreement, he is stepping down as part of the reorganization of the operational management structure as announced in October 2012.

President and Chief Operating Officer David C. Adams will assume day-to-day management of Flow Control until a permanent replacement is named. As COO, Adams has responsibility for Flow Control as well as the Company’s other two operating segments, Controls and Surface Technologies.

“We thank David Linton for his contributions to the Flow Control segment, which he joined as President in May 2004,” said Martin R. Benante, Chairman and CEO of Curtiss-Wright Corporation. “We wish him the best in his new endeavors.”

“It has been a privilege for me to work with many fine colleagues at Curtiss-Wright,” said David Linton. “I am proud of the company’s many accomplishments to date, and look forward to its continued success.”

The Flow Control business segment of Curtiss-Wright Corporation designs and manufactures highly engineered valves, pumps, motors, generators, electronics, systems and related products for critical naval defense, power generation, oil and gas and general industrial applications.

About Curtiss-Wright Corporation

Curtiss-Wright Corporation (NYSE: CW) is an innovative engineering company that provides highly engineered, critical function products, systems and services in the areas of flow control, motion control and surface treatment technologies to the defense, energy and commercial/industrial markets. The legacy company of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of design and manufacturing innovation and prides itself on long-standing customer relationships. The company employs approximately 10,000 people worldwide. For more information, visit www.curtisswright.com.

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Curtiss-Wright Corporation

10 Waterview Boulevard, Parsippany, NJ 07054

(973) 541-3700 • FAX (973) 541-3699

www.curtisswright.com